Exhibit 99.1

Genesee & Wyoming Inc. Completes Sale of Western Australia Assets and Acquisition of Remaining 50 Percent of South Australia Operations

Greenwich, Conn., June 2, 2006 /PRNewswire-FirstCall/ — Genesee & Wyoming Inc. (GWI) (NYSE: GWR) announced today that, effective June 1, 2006, GWI and its joint venture partner, Wesfarmers Limited (Wesfarmers), completed the previously announced sale of their Western Australia operations and certain other assets of the Australian Railroad Group (ARG) to Queensland Rail and Babcock & Brown Limited for A$1.3 billion (US$971 million at current exchange rates), plus certain completion adjustments currently estimated to be A$19 million (US$14 million). ARG was 50 percent-owned by GWI and 50 percent-owned by Wesfarmers.

GWI also completed the previously announced acquisition of Wesfarmers’ 50 percent-ownership of certain South Australian operations of ARG for A$20 million (US$15 million). The Adelaide-based South Australian business has been renamed Genesee & Wyoming Australia Pty Ltd and is a 100 percent-owned subsidiary that will be reported on a consolidated basis in GWI’s financial statements.

The sale and acquisition were previously announced on February 13, 2006.

Description of GWI

GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia.

Forward Looking Statements

This press release contains forward-looking statements regarding future events and the future performance of GWI that involve risks and uncertainties that could cause actual results to differ materially from its current expectations including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. GWI refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as GWI’s Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. GWI disclaims any intention to update the current expectations or forward looking statements contained in this press release.

SOURCE: Genesee & Wyoming Inc.

/MEDIA CONTACT: Christopher Capot, Director – Corporate Communications, Genesee & Wyoming Inc., +1-203-629-3722/

/INVESTOR CONTACT: T. J. Gallagher, CFO, Genesee & Wyoming Inc., +1-203-629-3722/

/Web site: http://www.gwrr.com /(GWR)